Exhibit 21.1

Subsidiaries of the Registrant

Name of Subsidiary:	Jurisdiction of Incorporation:

Samson Investment Company	Nevada

Geodyne Resources, Inc.	Delaware

Samson Contour Energy Co.	Delaware

Samson Contour Energy E&P, LLC	Delaware

Samson Holdings, Inc.	Delaware

Samson-International, Ltd.	Oklahoma

Samson Lone Star, LLC	Delaware

Samson Resources Company	Oklahoma

Arch Ventures Corporation	Delaware

Berry Gas Company	Oklahoma

Cimarron Oil Field Supply	Oklahoma

Circle L Drilling Company	Oklahoma

Compression, Inc.	Oklahoma

Dyco Petroleum Corporation	Minnesota

Eason Drilling & Services Company	Delaware

Geodyne Depositary Company	Delaware

Geodyne Institutional Depositary Company	Delaware

Geodyne Nominee Corporation	Delaware

Ohio River Exploration Company, LLC	Delaware

OSN Production Ltd.	Alberta

PYR Cumberland LLC	Colorado

PYR Energy Corporation	Maryland

PYR Exploration LLC	Colorado

PYR Mallard LLC	Colorado

PYR Pintail LLC	Colorado

S Industrial Inc.	Oklahoma

SGH Enterprises, Inc.	Delaware

SPI Resources, Inc.	Oklahoma

Samson Canada Holdings, ULC	Alberta

Samson Concorde Gas Marketing, Inc.	Delaware

Samson Euro-Asia	Oklahoma

Samson Oil & Gas Development, Inc.	Oklahoma

Samson Petrofunds	Delaware

Samson R&C Company LLC	Delaware

Snyder Exploration Company	Texas

Ace Company	Oklahoma

Ace Company II	Oklahoma

Ace Company III	Oklahoma

Ace Company IV	Oklahoma

Ace V	Oklahoma

Samson Kelley Operating Company, Ltd.	Texas

Samson Financing Limited Partnership	Alberta

Sherwood Group L.P.	Texas